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                                                                Exhibit 99.1
Contact:  Gary Sproule
          Chief Financial Officer
          818 668 2297



           YOUBET.COM REPORTS CONTINUED NET REVENUE GROWTH FOR FOURTH
                           QUARTER AND YEAR-END 2003


Woodland Hills, CA, February 12, 2004 - Youbet.com, Inc. (Nasdaq: UBET), a leading online wagering company and the largest provider of horse racing content in the United States, today announced continued net revenue growth in its online horse race wagering business for the 2003 fourth quarter. It marked the eighth consecutive quarter in which the Company produced net revenue growth. Youbet also generated year-over-year increases in handle, net revenue, yield on total handle and EBITDA for 2003.

Gross handle increased 38 percent to $69 million in the fourth quarter of 2003, compared to $50 million in the same period in 2002, while gross handle for the year 2003 increased 69 percent to $276 million compared to $163 million for the prior year.

Net revenue grew to $5.1 million for the fourth quarter of 2003, a 60 percent increase compared to net revenues of $3.2 million in the comparable quarter of 2002. For the twelve months ended December 31, 2003, net revenue grew to $18.5 million, an 89 percent increase over the $9.8 million generated in the identical period in 2002.

"From an operating standpoint, 2003 was an unqualified success for our team," said Charles F. Champion, Chairman and Chief Executive Officer of Youbet. "We are reporting substantial, record gains year-over-year in six key financial measures: total handle; yield on total handle; increase in total revenue; increase in net revenue; increase in cash flow from operations; and EBITDA," Champion explained.

"Despite the considerable challenges that confronted us outside the normal course of business during 2003, Youbet rose to become the largest advanced deposit wagering company in the United States," Champion commented. "In addition, we outgrew all of our competitors in terms of absolute dollars of handle, and attracted market share away from them to Youbet's superior platform technology and customer service," he added.

Youbet's earnings before interest, taxes, depreciation and amortization (EBITDA) were $368 thousand for the fourth quarter of 2003, an increase of $227 thousand over the fourth quarter in 2002. For the year 2003, EBITDA was $2.1 million, an improvement of $5.3 million over the prior year of 2002.

"The management team we assembled two years ago has literally transformed Youbet," Champion said. "We began on the brink of failure; now we are the lead competitor in our business, ready financially and technologically to meet the challenges which lie ahead, he concluded.

Other Operating Expenses for the fourth quarter were $4.8 million, compared to $3.1 million in the same quarter of 2002. Fourth quarter, 2003 operating expenses increased due to increases in legal, sales and marketing, network operations and employee and executive performance based bonuses. For the twelve months ended December 31, 2003, expenses were $16.3 million, a 26 percent increase over the previous year ending 2003. Total operating expenses as a percent of handle in 2003 were 6%, down from 8% in 2002.

2003 OPERATING HIGHLIGHTS

         o Youbet generated a 69 percent increase in total handle in 2003 as compared to 2002.
         o        Yield on total handle increased 9 percent year-over-year.
         o Total revenue increased 105 percent in 2003 compared to the prior year.
         o        Net revenue rose 89 percent in 2003 compared to 2002.
         o Cash flow from operations increased 343 percent in 2003 compared to 2002.
         o        EBITDA grew 168 percent in 2003 versus 2002.


Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness horse racing content in the United States. Members have the ability to watch and, in most states, the ability to wager on virtually 100% of all major domestic horse racing content via Youbet.com's exclusive closed-loop network. Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates Youbet.com TotalAccessTM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.

Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," potential," "continue" or "pursue," or the negative or other variations thereof or comparable terminology used in Youbet's press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company's filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the outcome of our ongoing arbitration and related dispute with TVG; the timely development and market acceptance of new products and technologies; our ability to secure additional sources of financing; our ability to control operating expenses;

increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                                Youbet.com, Inc.
                       Statement of Operations (Unaudited)
       For the Three Months Ended December 31, 2003 and December 31, 2002

                                                                  Q4 2003                   Q4 2002             Change
                                                                      (In thousands except per share amounts)
Handle                                                   $       69,151              $      50,002           $    19,149
Gross Revenue                                            $       14,027              $       9,116           $      4,911
Track Fees                                               $        6,100              $       3,869           $      2,231
License Fees                                             $        2,795              $       2,045           $        750
                                                        --------------------------- ----------------------- ---------------
Net Revenue                                              $        5,132              $       3,202           $     1,930
Other Operating Expenses                                 $        4,764              $       3,061           $     1,703
Depreciation and Amortization                            $        1,175              $       1,395           $      (220)
Other income (expense)                                   $         (347)             $        (133)          $      (214)
                                                        --------------------------- ----------------------- ---------------
Net Loss                                                 $       (1,154)             $      (1,387)          $      233
                                                        =========================== ======================= ===============
Basic Loss per Share                                     $        (0.04)             $       (0.06)          $     0.02
                                                        =========================== ======================= ===============

---------------------------------------------------------------------------------------------------------------------------
Reconciliation of Net Loss to EBITDA:
                     Net Loss                            $       (1,154)             $      (1,387)          $       233
                     Depreciation and Amortization       $        1,175              $       1,395           $      (220)
                     Interest (Income) Expense           $          347              $          133          $       214
                                                        --------------------------- ----------------------- ---------------
EBITDA (1)                                               $          368              $          141          $       227
                                                        =========================== ======================= ===============

                                Youbet.com, Inc.
                       Statement of Operations (Unaudited)
       For the Twelve Months Ended December 31, 2003 and December 31, 2002



                                                             Twelve mos. 2003          Twelve mos. 2002         Change
                                                                      (In thousands except per share amounts)

Handle                                                   $    275,988             $    162,973            $  113,015
Gross Revenue                                            $     53,120             $     25,872            $   27,248
Track Fees                                               $     24,217             $     10,405            $   13,812
License Fees                                             $     10,445             $      5,675            $    4,770
                                                        -------------------------------------------------------------------
Net Revenue                                              $     18,458             $      9,792            $    8,666

Other Operating Expenses                                 $     16,315             $      12,932           $    3,383
Depreciation and Amortization                            $      5,272             $       5,588           $     (316)
Other income (expense)                                   $       (873)            $        (264)          $     (609)
                                                        -------------------------------------------------------------------
Net Loss                                                 $     (4,002)            $       (8,992)         $   4,990
                                                        ===================================================================
Basic Loss per Share                                     $      (0.14)            $        (0.41)         $    0.27
                                                        ===================================================================

---------------------------------------------------------------------------------------------------------------------------
Reconciliation of Net Loss to EBITDA:
                     Net Loss                            $     (4,002)            $      (8,992)          $   4,990
                     Depreciation and Amortization       $      5,272             $       5,588           $    (316)
                     Interest (Income) Expense           $        873             $         264           $     609
                                                        -------------------------------------------------------------------
EBITDA (1)                                               $      2,143             $      (3,140)          $   5,283
                                                        ===================================================================

(1) Represents net income (loss) before interest income and expense, tax expense or benefit, and depreciation and amortization. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash provided by or used in operating activities and should not be considered in isolation, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles. However, our analysts believe EBITDA is an alternative measure to net income and that it is not indicative of actual results from operations.